CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated February 25, 2004, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company Inc. and of our report dated March 26, 2004, relating to the financial statements of The Guardian Separate Account F, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
December 20, 2004

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